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                                                                    EXHIBIT 99.1

                                    [LOGO]

FOR IMMEDIATE RELEASE                    Contact:    Roxanna Brightwell
June 4, 2001                                         305-889-7599



              TELEMUNDO COMMUNICATIONS GROUP ANNOUNCES PURCHASE OF
                  LOS ANGELES INDEPENDENT KWHY-TV, CHANNEL 22
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   Acquisition represents first Spanish-language television duopoly in U.S.

Miami, FL - Telemundo Communications Group, Inc. announced today that it has completed its purchase of the Los Angeles independent Spanish-language television station KWHY-TV, Channel 22, from Harriscope of Los Angeles.

The acquisition, which represents the first Spanish-language television duopoly in this country, provides Telemundo with a second full-power television station in the largest Hispanic market in the United States. Telemundo also owns and operates KVEA-TV, Channel 52, serving the Los Angeles area.

The transaction is reflective of the continued growth and significance of Spanish-language broadcasting. KWHY-TV, the most successful independent Spanish-language television station in the country, provides a full range of programming tailored to the Los Angeles Hispanic community, including locally produced entertainment shows and local news.

"The strategic benefits to be achieved from a second distribution outlet and sales and marketing platform in this key market are enormous," said James McNamara, President and CEO of Telemundo. "Through this transaction, we will not only be able to offer our clients an efficient advertising opportunity, but will also provide Los Angeles' diverse Hispanic communities programming that addresses their needs and interests, which cannot be truly served by networks that are programming to a national audience."

"Telemundo's advances in programming and news will allow the sale to create a terrific opportunity for the continued growth of KWHY in the market," said Buzz Harris, President and CEO of Harriscope.

Telemundo, the fastest growing U.S. Spanish-language television network, reaches 88% of Hispanic viewers. Telemundo owns and operates eight U.S. full-power UHF stations serving the seven largest Hispanic markets, and also owns and operates the leading full-power television station and related production facilities in Puerto Rico. Telemundo Communications Group is owned by Sony Pictures Entertainment, Liberty Media, BV Capital, Bastion Capital and Council Tree Communications.
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